Strategic Partners Style Specific Funds
For the semi-annual period ended 1/31/07
File number 811-09439

                             SUB-ITEM 77D
              Policies With Respect to Security Investment

                Strategic Partners Style Specific Funds

           Strategic Partners Small Capitalization Value Fund

                    Supplement dated January 25, 2007
                                  to
                  Prospectus dated September 29, 2006

At a recent meeting of the shareholders of Strategic
Partners Small Capitalization Value Fund (the "Fund"), shareholders approved the appointment of Quantitative
Management Associates LLC ("QMA") as the Fund's new subadviser. Effective on or about January 26, 2007, QMA will assume responsibility for managing the Fund's assets and the Fund's current subadvisers (EARNEST Partners LLC, NFJ Investment Group, Lee Munder Investments, Ltd., J.P.
Morgan Investment Management, Inc. and Vaughan Nelson
Investment Management, L.P.) will be terminated.

    Effective on or about January 26, 2007, the Fund's name will change to Dryden Small Cap Value Fund.

    This supplement sets forth changes to the Fund's
Prospectus that will be effective with the appointment of QMA:

The discussion pertaining to the Fund appearing on pages 4 and 5 of the Prospectus, in the section entitled
"Risk/Return Summary-Investment Objectives & Principal
Strategies," is hereby deleted and the following new discussion is substituted:

The Fund's investment objective is above-average capital appreciation . This means that we seek investments that will increase in value. To achieve our objective, the subadviser invests in stocks of small-cap companies using a disciplined, quantitative approach to invest in stocks that the subadviser believes are out of favor and are undervalued based on price-to-earnings ratios and other value factors. The subadviser looks for stocks meeting these criteria in all sectors of the market. Generally, the subadviser will consider selling or reducing a stock position when, in its opinion, the stock no longer offers above-average appreciation potential, or no longer meets the subadviser's definition of a value stock. A price decline of a stock does not necessarily mean that the stock will be sold at that time. The Fund may hold in excess of 300 securities.
The subadviser normally invests at least 80% of the Fund's investable assets in common stocks and securities convertible into common stocks of small-cap companies, which we consider to be companies with market capitalizations within the market cap range of companies included in the Russell 2000 Index or the Standard & Poor's SmallCap Index (measured at the time of purchase). As of December 31, 2006, the Russell
2000 Index market capitalization range was from approximately $39 million to $3.1 billion, and the market capitalization range of the Standard & Poor's
SmallCap 600 Index was from approximately $66 million to $3.7 billion. Because the Fund invests in small capitalization companies, the risk is greater than with larger companies because shares of small companies tend to be less liquid and more volatile than those of large companies.

The subadviser invests up to 20% of the Fund's assets in foreign securities , including stocks and other equity-related investments and other investment-grade fixed-income securities of foreign issuers. The Fund's investments in foreign securities may include issuers located in emerging markets. American Depositary
Receipts (ADRs),American Depositary Shares (ADSs) and other similar receipts or shares traded in U.S.
markets are not considered to be foreign securities.
The Fund's investments in ADRs, ADSs and other similar receipts or shares may include unsponsored receipts of shares.

The Fund may also invest up to 25% of Fund assets in real estate investment trusts (REITs) .

The discussion of the Fund's principal risks, appearing on page 6 of the Prospectus, in the section of the Risk/Return
Summary entitled "Principal Risks" is hereby revised by replacing the reference to the Russell 2000 Value Index included in "small company risk" with references to the Russell 2000 Index and the Standard & Poor's SmallCap 600
Index. The discussion is further supplemented by adding the same explanations of "foreign market risk," "currency risk," "political developments risk" and "derivatives risk" that appear in the discussion of the principal risks of Total Return Bond Fund on page 7 of the Prospectus.

The discussion of the Fund's other investments and strategies, appearing on pages 22 through 24 of the Prospectus, in the section entitled "How the Funds Invest-
Other Investments and Strategies" is hereby revised by adding the same explanations of "derivative strategies" and "short sales" that appear in the discussion of the other investments and strategies of Total Return Bond Fund on pages 24 and 26 of the Prospectus.

The discussion of the Fund's investment risks, appearing in the tables set forth on pages 27 through 35 of the Prospectus is hereby revised by adding the following investment limits for the Fund to the applicable tables:


Foreign securities:   up to 20%, but usually less than 10%

Derivatives:          varying percentages, but usually less than 10%




The discussion of the Fund's investment risks is further revised by adding the following table pertaining to short sales and short sales against-the-box:

 Small Cap Value Fund: Short Sales, including short sales against the box (up to 25%, but usually less than 10%)


RISKS                                            POTENTIAL REWARDS

* May magnify underlying investment losses.     * May magnify underlying
                                                  investment gains.
* Share price volatility can magnify losses because underlying security must be replaced at a specific time.

* Investment costs may exceed potential
underlying investment gains.

* Short sales "against the box" give up the opportunity for capital appreciation in the security and pose the risk of potentially unlimited loss.




The discussion of the Fund's investment subadvisers and portfolio managers appearing on page 37 of the Prospectus, in the section entitled "How the Funds Are Managed-
Investment Subadvisers and Portfolio Managers," is revised by removing all references to the Small Cap Value Fund.

 The discussion of the Fund's investment subadvisers and portfolio managers appearing on pages 40-41 of the Prospectus, in the section entitled "How the Funds Are
Managed-Investment Subadvisers and Portfolio Managers-Small
Cap Value Fund," is revised by removing the disclosure regarding EARNEST Partners LLC, NFJ Investment Group, Lee
Munder Investments, Ltd., J.P. Morgan Investment
Management, Inc., and Vaughan Nelson Investment Management,
L.P., and including the following new information pertaining to QMA and its portfolio managers:

QUANTITATIVE MANAGEMENT ASSOCIATES LLC (QMA ) is the subadviser for the Small Cap Value Fund. QMA is a wholly-owned subsidiary of Prudential Investment
Management, Inc. QMA manages equity and balanced portfolios for institutional and retail clients. As of December 31, 2006, QMA managed approximately $60 billion in assets, including approximately $6 billion in assets for which QMA, as balanced manager, allocated to investment vehicles advised by affiliated and unaffiliated managers, and $8 billion that QMA allocated to investment vehicles advised by QMA. QMA is located at Gateway Center Two, 100 Mulberry Street,
Newark, New Jersey 07102.

QMA typically follows a team approach in the management of the Fund. Information about the team members is set out below:

John P. Leib, CFA, is a Vice President and portfolio manager for QMA. He joined the Value Equity Team of QMA's predecessor in 1987 as a portfolio manager/analyst. Over time, his role has shifted from overseeing the research efforts toward a dedicated focus on the management of the Value Equity accounts.
John previously worked with Berg Fiduciary
Consultants, a financial consulting firm, where he assisted pension clients in asset allocation modeling, analysis of investment managers and special projects.
John earned a BA in Economics and Mathematics from Hamilton College, and an MBA in Finance from New York
University.

Margaret S. Stumpp, PhD is the Chief Investment
Officer of QMA. She is portfolio manager for enhanced index equity portfolios for institutional investors and mutual fund clients. Maggie is extensively involved in quantitative research in asset allocation, security selection and portfolio construction for QMA.
Maggie joined QMA's predecessor in 1987. She has published articles on finance and economics in numerous publications, including, The Financial
Analysts Journal , The Journal of Portfolio Management
, The Journal of Investment Management and Award
Papers in Public Utility Economics . Maggie earned a
BA cum laude with distinction in Economics from Boston
University, and holds an AM and PhD in Economics from Brown University.

Deborah D. Woods is a Vice President and portfolio manager for QMA's Value Equity Team. She also directs fundamental quantitative research analysis for the Value Equity products. Debbie joined Prudential
Financial in 1973 as an industry analyst. Debbie received a BA in history from Wellesley College.